UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HAWAIIAN ELECTRIC INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Hawaii	99-0208097
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 Richards Street

Honolulu, Hawaii 96813

(Address of principal executive offices including zip code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	NYSE

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

The Commission respectfully is requested to send copies of all notices, orders and communications to:

David J. Reber, Esq.

Goodsill Anderson Quinn & Stifel LLP

1099 Alakea Street, Suite 1800

Honolulu, Hawaii 96813

(808) 547-5600

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The Rights referred to below are registered on a Form 8-A filed with the Securities and Exchange Commission on November 5, 1997 (File No. 1-8503), as subsequently amended on May 8, 2003 and June 10, 2004.

Item 1.	Description Of Registrants’ Securities To Be Registered.

On October 26, 2004, the Board of Directors (the “Board”) of Hawaiian Electric Industries, Inc. (the “Company”) approved amended and restated Articles XIII and XIV of the Company’s Amended and Restated Bylaws in order to permit the Board to authorize the issuance of uncertificated book-entry positions to represent shares of the Common Stock of the Company. The Board concurrently authorized the Company to issue uncertificated book-entry positions representing shares of Common Stock of the Company to the holders of record of shares, including (but not limited to) under either or both of the Company’s Dividend Reinvestment and Stock Purchase Plan and Retirement Savings Plan.

The Board also approved a second amendment (the “Second Amendment”) to the Rights Agreement dated as of October 28, 1997, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of May 7, 2003 (the “Rights Agreement”), in order to provide that the rights created under the Rights Agreement (the “Rights”), which attach to each share of Common Stock of the Company unless and until the rights are separated from the Common Stock and evidenced by separate certificates as set forth in the Rights Agreement, shall be evidenced in the same manner as the shares of Common Stock to which they are attached are evidenced—i.e., evidenced by certificates in the case of shares of Common Stock issued with certificates and evidenced by book-entry positions (as confirmed by transaction advices) with respect to shares issued without certificates.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 3 and incorporated herein by reference.

Item 2.	EXHIBITS

The following Form 8-A exhibits were previously filed with the SEC as indicated and are incorporated by reference herein:

1.	Rights Agreement, dated as of October 28, 1997, between Hawaiian Electric Industries, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Exhibit 1 of the Registrant’s Registration Statement on Form 8-A filed on November 5, 1997).

2.	First Amendment to Rights Agreement, dated as of May 7, 2003, between Hawaiian Electric Industries, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 2 of the Registrant’s Registration Statement on Form 8-A/A filed on May 8, 2003).

The following Form 8-A exhibit is filed herewith:

3.	Second Amendment to Rights Agreement, dated as of October 26, 2004, between Hawaiian Electric Industries, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit C an amended and restated summary of the Rights.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)

By	/s/ ROBERT F. CLARKE
Robert F. Clarke Chairman, President and Chief Executive Officer

By	/s/ ERIC K. YEAMAN
Eric K. Yeaman Financial Vice President, Treasurer and Chief Financial Officer

Date:	October 26, 2004

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